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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOUTHTRUST CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	63-0574085
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

420 North 20th Street, Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of class)

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

PREFERRED STOCK PURCHASE RIGHTS	The NASDAQ Stock Market

The undersigned registrant hereby amends its registration statement on Form 8-A/A filed with the Securities and Exchange Commission on September 28, 2000, as follows:

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on September 28, 2000 by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

AMENDMENT

SouthTrust Corporation, a Delaware corporation (“SouthTrust”), and Wachovia Corporation, a North Carolina corporation (“Wachovia”), entered into an Agreement and Plan of Merger, dated as of June 20, 2004 (the “Merger Agreement”). The Merger Agreement provides for the merger of SouthTrust with and into Wachovia (the “Merger”). In connection with the Merger Agreement, SouthTrust and Wachovia entered into an additional agreement, dated as of June 20, 2004 (the “Stock Option Agreement”), pursuant to which SouthTrust granted to Wachovia an irrevocable option to purchase, under certain circumstances, up to 19.5% of SouthTrust’s outstanding common shares (together with the Merger Agreement, the Merger and the other transactions contemplated thereby, the “Transaction”).

In connection with the Transaction, SouthTrust has entered into an Amendment to its Amended and Restated Rights Agreement (the “Rights Agreement Amendment”), dated as of August 1, 2000, between SouthTrust and American Stock Transfer & Trust Company, as Rights Agent. The Rights Agreement Amendment is attached as Exhibit 1 hereto.

Item 2. Exhibits.

1.	Amendment to Amended and Restated Rights Agreement, dated as of June 20, 2004, between SouthTrust Corporation, a Delaware corporation, and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUTHTRUST CORPORATION

By:	/s/ Wallace D. Malone, Jr.
Name:	Wallace D. Malone, Jr.
Title:	Chairman of the Board and Chief Executive Officer

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EXHIBIT INDEX

1.	Amendment to Amended and Restated Rights Agreement, dated as of June 20, 2004, between SouthTrust Corporation, a Delaware corporation, and American Stock Transfer & Trust Company, as Rights Agent.

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